DRAFT
    - TO BE REVIEWED AND APPROVED BY BOARD APPROVED EXTERNAL LEGAL COUNSEL -

                           BLUE AND WHITE FUNDS TRUST
                      INTERIM INVESTMENT ADVISORY AGREEMENT

     This Interim Investment Advisory Agreement is made as of the 1st day of January, 2004 by and between Blue and White Funds Trust, a Delaware statutory trust (the "Trust"), on behalf of the Blue & White Fund (the "Fund"), and Blue and White Investment Management, LLC, a Delaware limited liability company (the "Adviser").

                              W I T N E S S E T H:

     That in consideration of the mutual covenants herein contained, it is agreed as follows:

     1.   GENERAL TERMS AND CONDITIONS.

     Subject always to the control of the Trustees of the Trust, an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and to such policies as the Trustees may determine, the Adviser will, at its expense, continue to provide the services outlined in the current Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Adviser effective as of August 13, 2002 (the "Current Agreement"), and will remain subject to each of the terms and conditions of the Current Agreement during the period of this Interim Investment Advisory Agreement ("Interim Agreement"); with the exception of the effectiveness, termination and fee payment provisions of the Current Agreement, each of which are superceded by the remaining provisions of this Interim Agreement.

     2.   COMPENSATION TO BE PAID TO THE ADVISER.

     The Trust, on behalf of the Fund, will pay to the Adviser as compensation (the "Compensation") for the Adviser's services rendered, for the facilities furnished and for the expenses borne by the Adviser pursuant to Paragraph 5, a fee, computed and paid monthly at the annual rate of 1.50% of the Fund's average daily net asset value. Such average daily net asset value of the Fund shall be determined by taking an average of all of the determinations of such net asset value during such month while this Interim Agreement is in effect. Such fee shall be payable for each month within five (5) business days after the end of such month.

     In the event that the expenses of the Fund exceed any expense limitation which the Adviser may, voluntarily or by contractual agreement, declare to be effective with respect to the Fund, subject to such terms and conditions as the Adviser may prescribe in such arrangement, the Compensation due the Adviser shall be reduced, and, if necessary, the Adviser shall bear the Fund's expenses to the extent required by such expense limitation.

     If the Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

                                      DRAFT
    - TO BE REVIEWED AND APPROVED BY BOARD APPROVED EXTERNAL LEGAL COUNSEL -

     Further:

     (a) The Compensation shall be held in an interest-bearing escrow account with U.S. Bank National Association, the Fund's custodian, pursuant to an escrow agreement substantially in the form attached hereto;

     (b) If a majority of the Fund's outstanding voting securities approve a new Investment Management Agreement with the Adviser before 150 days after December 31, 2003, the amount in the escrow account (including interest earned thereon) with respect to such Fund shall be paid to the Adviser; and

     (c) If a majority of the Fund's outstanding voting securities do not approve a new Investment Advisory Agreement with the Adviser, the Adviser shall be paid, from the escrow account, the lesser of an amount equal to:

          (1) any costs incurred in performing this Interim Agreement (plus interest earned on that amount in the escrow account) or

          (2) the total amount in the escrow account (plus interest earned thereon).

     3.   AMENDMENTS OF THIS INTERIM AGREEMENT.

     This Interim Agreement shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding voting securities of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Fund or of the Adviser.

     4.   EFFECTIVE PERIOD AND TERMINATION OF THIS INTERIM AGREEMENT.

     This Interim Agreement shall become effective on January 1, 2004 with respect to the Fund and will continue in effect until a new Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Adviser is approved by the shareholders of the Fund or for 150 days, whichever is sooner.

     This Interim Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, on ten days written notice to the Adviser, or by the Adviser on sixty days written notice to the Fund. This Interim Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment.

     5.   CERTAIN INFORMATION.

     The Adviser shall promptly notify the Fund in writing of the occurrence of any of the following events: (a) if the Adviser shall fail to be registered as an investment adviser under

                                      DRAFT
    - TO BE REVIEWED AND APPROVED BY BOARD APPROVED EXTERNAL LEGAL COUNSEL -

the Investment Advisers Act of 1940, as amended from time to time, and under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Interim Agreement or any other agreement concerning the provision of investment advisory services to the Fund; (b) if the Adviser shall be disqualified from serving as investment adviser to the Fund pursuant to Section 9 of the 1940 Act, or otherwise; (c) if the Adviser shall have been served or otherwise have notice of any action, suit, proceeding or inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund;
(d) if there is a change in control of the Adviser or any parent of the Adviser within the meaning of the 1940 Act; or (e) if there is a material adverse change in the business or financial position of the Adviser.

     6.   CERTAIN DEFINITIONS.

     For the purposes of this Interim Agreement, the vote of a "majority of the outstanding voting securities" of the Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Interim Agreement, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the U.S. Securities and Exchange Commission under said Act; and the phrase "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

BLUE AND WHITE FUNDS TRUST, ON BEHALF OF     BLUE AND WHITE INVESTMENT
BLUE & WHITE FUND                            MANAGEMENT, LLC

By:  _______________________________         By:  ______________________________
Name:  _____________________________         Name:  ____________________________
Title:  ____________________________         Title:  ___________________________